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                                                                    Exhibit 10.2


                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (this "Agreement") has been entered into as of the 25th day of May, 1998, by and between SETECH, INC., a Delaware corporation with principal offices in Murfreesboro, Tennessee ("Employer"), and RICHARD EDDINGER, an individual and resident of the State of South Carolina ("Employee").


                                    Recitals

     WHEREAS, Employer desires to obtain the services of Employee, and Employee desires to secure employment from the Employer upon the following terms and conditions;

     WHEREAS, it is intended by Employer and Employee that Employee shall relocate his residence to middle Tennessee and serve as the Chief Financial Officer of Employer at the principal offices of Employer in Murfreesboro, Tennessee.

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties agree as follows:


     1. Employment. Employer hereby employs Employee as Chief Financial Officer of Employer, and Employee hereby accepts and agrees to such employment, pursuant and subject to the orders, advice and direction of the Chief Executive Officer and Board of Directors of Employer. Employee shall perform such other duties as are customarily performed by one holding such position in other, same or similar businesses or enterprises as that engaged in by Employer. Employee also shall render such other and unrelated services and duties as may be assigned to him from time to time by the Chief Executive Officer or Board of Directors of Employer. Employee shall report directly to the Chief Executive Officer of Employer.

     2. Best Efforts of Employee. Employee agrees that he will at all times faithfully, industriously, and to the best of his ability, experience and talents, perform all of the duties that may be required of him pursuant to the express and implicit terms hereof, to the reasonable satisfaction of Employer. Such duties shall be rendered at the principal offices of Employer in Murfreesboro, Tennessee, and at such other place or places as Employer shall in good faith require or as the interest, needs, business or opportunity of Employer shall require.

     3. Term of Employment. The initial term of employment of Employee by Employer shall be for a period of one (1) year, commencing on May 18, 1998 (the "Commencement Date") and terminating on May 17, 1999 (the "Expiration Date"), and thereafter renewing for successive one (1) year terms, each such term to commence on the successive anniversaries of the Expiration Date, unless either party shall give notice of intention to terminate at least ninety (90) days prior to the Expiration Date (or prior to



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expiration of any such successive term), and subject to earlier termination as provided in Section 5 of this Agreement.

     4. Compensation of Employee. During the term of its employment of Employee, Employer shall pay Employee, and Employee shall accept from Employer in return for his services and the covenants contained herein, the following:

          a. Base Compensation. Employer shall pay Employee, and Employee shall accept from Employer, in payment of Employee's services hereunder, base compensation of Ten Thousand Four Hundred Sixteen and 67/100 Dollars ($10,416.67) per month (less applicable payroll taxes and other amounts required to be withheld or deducted under federal or state law), payable monthly in accordance with the standard practices of the Employer ("Base Compensation"). The Employer shall review the Base Compensation of Employee on an annual basis, and the Employee may receive such increases in his Base Compensation as established by the Employer, in its sole discretion, considering, among other things, the performance of Employee, the business and financial condition of the Employer and the operating results achieved.

          b. Bonus. In addition, Employee shall receive, on an annual basis, such bonus or other compensation as the Employer, in its sole discretion, may determine to be reasonable supplemental compensation for Employee, considering, among other things, the performance of Employee, the business and financial condition of the Employer and the operating results achieved, in an amount not less than Twenty Thousand and 0/100 Dollars ($20,000.00) per year (less applicable payroll taxes and other amounts required to be withheld or deducted under federal or state law).

          c. Stock Options. Immediately upon the Employee's acceptance and execution of this Agreement, Employee shall be granted an option to purchase Five Thousand (5,000) shares of common stock of Employer ("Stock") at Two Dollars ($2.00) per share (the "Options"), subject to the approval by Employer's Compensation Committee. The Options shall be granted and shall vest in accordance with Employer's incentive stock option plan (the SETECH, Inc. Incentive Stock Option Plan) (the "Plan"). Only the currently vested Options (the "Vested Options") shall be subject to exercise as described herein, and any Options not vested upon Employee's death or termination of employment shall be forfeited by Employee. Employee (or his personal representative) must exercise any Vested Options in accordance with the Plan, a copy of which shall be provided to Employee by Employer.

          d. Employee Benefits. Employee shall be entitled to participate in and receive all employee benefits or plans that may from time to time be available to senior officers and employees of Employer; provided, however, that Employer is not obligated to establish any such benefits, or plans not already existing, and Employer expressly reserves the right to alter, modify, amend or terminate any



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     such benefits or plans, whether currently existing or hereafter adopted, at any time and from time to time, and for any reason, during the term of Employee's employment. Any and all such benefits shall terminate upon the termination of Employee's employment, except as otherwise required by law. More specifically:

               (i) Medical and Life Insurance. Employee, as well as any qualifying dependents of Employee, shall be eligible to participate in the Employer's group medical and life insurance plans after sixty (60) days of employment following the Commencement Date, in accordance with such plans.

               (ii) 401K. Employee shall be eligible to participate in the Employer's 401K program after one (1) year of employment following the Commencement Date.

               (iii) Vacation. Employee shall receive a total of four (4) weeks of vacation per calendar year; provided, however, that Employee shall receive sixteen (16) calendar days of vacation during the 1997 calendar year. All such vacation time must be approved in advance by the Chief Executive Officer of Employer. All such vacation time also must be used in the calendar year in which it is accrued.

          e. Relocation Expenses. Employer shall reimburse Employee for the following expenses he incurs in relocating from South Carolina to the middle Tennessee area upon sufficient proof thereof:

               (i) Moving Expenses. Employer shall pay Employee for all reasonable and necessary expenses incurred by Employee to move his household goods from Chapin, South Carolina to the middle Tennessee area, including any expenses incurred by Employee to store such goods on a short-term basis for a period of time not exceeding three (3) months after the date of this Agreement.

               (ii) Relocation Allowance. Employer shall reimburse employee for all reasonable and necessary temporary living expenses incurred by Employee, not to exceed $1,000.00 per month (the "Maximum Monthly Allowance"), before he sells his residence in Chapin, South Carolina and establishes a permanent residence in the middle Tennessee area. Upon the purchase of a residence in Tennessee, and so long as Employee has not yet sold his South Carolina residence, Employee may continue to receive the Maximum Monthly Allowance to defray the additional mortgage expenses caused by owning two homes; provided, however, that Employee shall not be entitled to receive more than $6,000.00 as the total Relocation Allowance provided pursuant to this sub-section (ii). Relocation are expenses to be adjusted for the tax impact at calendar year-end to eliminate tax impact on the employee.



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               (iii) Realtor Commissions. Employer shall reimburse Employee for all realtor commissions incurred by Employee with respect to the sale of his residence in Chapin, South Carolina, in an amount not greater than Fifteen Thousand and 0/100 Dollars ($15,000.00) or Seven Percent (7%) of the sales price of the residence, whichever is lesser.

               (iv) Down Payment Advance. Employer shall advance Employee Ten Thousand and 00/100 Dollars ($10,000) as a loan secured by the grant of stock options described in Section 4. c. hereof to be used by the Employee for the purposes of paying closing costs and the down payment on the purchase of a home in Tennessee. The advance shall not bear interest for a period of one (1) year, and if not then paid it shall thereafter be evidenced by a note payable on demand, with interest payable annually at a rate of 7% per annum.

               (v) Travel Expenses. Employer shall reimburse Employee up to One Thousand Five Hundred and 0/100 Dollars ($1,5000.00) per month for all reasonable and necessary expenses incurred by Employee for purposes of traveling between Chapin, South Carolina and the middle Tennessee area before Employee sells his residence in Chapin, South Carolina and establishes a permanent residence in the middle Tennessee area; provided, however, that Employee shall not be reimbursed for such expenses incurred or travel undertaken more than six (6) months after the date of this Agreement.


     5.   Termination.

          a. For Cause. Employer may terminate the employment of Employee at any time for "Cause." For the purposes hereof, the term "Cause" shall mean, without limitation: the conviction of Employee of a felony, or a crime of moral turpitude designated as such under the laws of the State of Tennessee; a breach of trust with funds of Employer or any affiliate thereof; the failure of the Employee to carry out the reasonable written instructions of the Chief Executive Officer or the Board of Directors of Employer; the inability of Employee, through sickness or other incapacity, to perform his duties under this Agreement for a period in excess of ninety
     (90) substantially consecutive days; or a material breach of this Agreement. In the event of the termination of Employee's employment for Cause, Employer shall have no obligation to make any further payments to Employee except with respect to Base Compensation earned through the date of termination, and Employee shall forfeit and lose his right to receive any other form of compensation other than benefits vested with Employee pursuant to stock options granted to Employee which by their terms are exercisable after termination of employment.



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          b. Without Cause. The Employee's employment by Employer may also be terminated without Cause by either party upon sixty (60) days' prior written notice to the other. In the event Employee's employment is so terminated without Cause, Employee shall be entitled to all Base Compensation earned through the date of termination, but shall forfeit and lose his right to receive any other form of compensation other than benefits vested with Employee pursuant to stock options granted to Employee which by their terms are exercisable after termination of employment.

     6. Restrictive Covenants. Employee covenants and agrees that, during the term of his employment with Employer and for a period of two (2) years thereafter, he shall be subject to the following restrictions:

          a. Competition. Employee will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with, or in any manner connected with, lend credit to, or render services or advice to any business whose products, services or activities compete in whole or in part with the products, services or activities of the Employer or its affiliates, anywhere within the United States of America; provided, however, that Employee may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.

          b. Customer Solicitation. Employee will not in any way, directly or indirectly, for himself or on behalf of or in conjunction with any person or entity other than the Employer, solicit, divert, take away, or attempt to take away any person or entity (or their business or patronage) that has been a customer or client of the Employer, or whose business or patronage the Employer has solicited or sought to obtain, during the term of his employment with Employer.

          c. Employee Solicitation. Employee will not in any way, directly or indirectly, for himself or on behalf of or in conjunction with any person or business entity other than the Employer, solicit, entice, hire, employ, or endeavor to employ any officers, directors, employees or agents of the Employer.

          d. Employee Representations. Employee represents to Employer that he understands the nature of the foregoing restrictive covenants regarding his employment, and that he has sufficient financial resources and personal business skills to seek and obtain alternative employment that would not violate the restrictions set forth in this Section 6 in the event that he were to cease his employment with Employer for any reason. Employee understands that this is a


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     specific inducement to Employer to engage Employee in the capacity of Chief
     Financial Officer.

     7. Confidential Information. Employee covenants and agrees that, during the term of his employment with Employer and for a period of ten (10) years thereafter, he shall be subject to the following restrictions:

          (a) Definition. For purposes of this Agreement, the term "Confidential Information" shall mean information that the Employer owns or possesses, that it uses or is potentially useful in its business, that it treats as proprietary, private, or confidential, and that is not generally known to the public, including, but not limited to, information relating to Employer's existing and contemplated businesses, sales, company financial information, products, technology, manufacturing techniques, engineering processes, chemical formulae, marketing, sales methods, technical service expertise, employees, lists of actual or potential customers, actual and potential customer usage and requirements, new and existing programs or services, prices and terms, pricing strategy, sources of supplies and materials, operating and other cost data, trade secrets, inventions, patent applications, and other proprietary information as may exist or be developed from time to time by the Employer, or its affiliates.

          (b) Information Access and Disclosure. Employee acknowledges that he shall occupy a position of trust and confidence with the Employer and will have access to and may develop Confidential Information of actual or potential value to or otherwise useful to Employer. Employee shall hold in strictest confidence and not disclose, without express written authorization from the Chief Executive Officer or Board of Directors of Employer, to any person or entity, other than the Employer and its affiliates and their officers and agents, or use in whole or in part any Confidential Information that Employee may acquire while employed by Employer.

          (c) Employer Property Return. At the termination of Employee's employment with Employer, or at any other time that Employer may request, Employee shall promptly deliver to Employer all memoranda, notes, records, reports, documents, sketches, plans, models, compositions, formulations, computer data, and other tangible items made or compiled by Employee or in Employee's possession concerning or relating to the Employer or its affiliates and their businesses, operations or affairs and any Confidential Information that the Employee may possess or have under his control ("Company Property").

     8. Extension of Term of Restrictive Covenants. If Employee breaches any of the foregoing restrictive covenants as are contained in the foregoing Sections
6. and 7, the term of such covenant shall be extended by the period of the duration of such breach.

     9. Remedies. Employee acknowledges that any violation of any of the restrictive covenants contained in Sections 6 and 7 of this Agreement will cause



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continuing and irreparable harm to the Employer for which monetary damages would not be adequate compensation. Employee, therefore, agrees that, if he violates or threatens to violate any of these restrictive covenants, the Employer shall be entitled, in addition to any other legal or equitable remedies available to it, to (a) entry of an injunction, temporary and permanent, enjoining such breach and securing specific performance of this Agreement, including requiring Employee to return all Company Property; (b) monetary damages, insofar as they can be determined; (c) forfeiture of all accrued but unpaid (or unvested) bonuses or stock options arising under this Agreement; and (d) recovery of Employer's reasonable attorney's fees and costs of prosecuting any such action. THE PARTIES WAIVE THE RIGHT TO A JURY TRIAL WITH RESPECT TO ANY CONTROVERSY OR CLAIM BETWEEN OR AMONG THE PARTIES HERETO, INCLUDING BUT NOT LIMITED TO THOSE ARISING OUT OF OR RELATING TO THIS AGREEMENT, AS WELL AS ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT.

     10. Severability. Whenever possible, each provision and term of this Agreement will be interpreted in a manner to be effective and valid; however, if any provision or term of this Agreement is held to be prohibited or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. More specifically, Employee acknowledges that the restrictive covenants contained in Sections 6 and 7 of this Agreement are reasonable in scope, time and geographic area; however, if any of these covenants are held to be unreasonable, arbitrary, or against public policy, such covenants will be considered divisible with respect to scope, time, and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against the Employee.

     11. Successors and Assigns. This Agreement will be binding upon the Employer and the Employee and will inure to the benefit of the Employer and its affiliates, successors and assigns, as well as to the Employee and his heirs. This Agreement is not assignable by the Employee, except upon the written agreement of both parties.

     12. Waiver. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing, signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.




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     13. Governing Law. This Agreement and all performance hereunder shall be construed and governed by the laws of the State of Tennessee, without regard to conflicts of laws principles.

     14. Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms. All references herein to the word "and" shall mean "and/or," and all references herein to the word "or" shall mean "and/or." The parties, in acknowledgment that all of them have been represented by counsel and that this Agreement has been carefully negotiated, agree that the construction and interpretation of this Agreement and other documents entered into in connection herewith shall not be affected by the identity of the party or parties under whose direction or at whose expense this Agreement and such documents were prepared or drafted.

     15. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements and understandings between Employer and Employee with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.


                                         SETECH, INC.

     /s/ Richard Eddinger                By: /s/ Tom Eisenman
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RICHARD EDDINGER
                                         Title: President and CEO
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